Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D and any amendment thereto with respect to the common stock beneficially owned by each of them of Texas Pacific Land Corporation. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D or any amendment thereto.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 31st day of July, 2023.

HORIZON KINETICS LLC

By:	/s/ Jay Kesslen

Name: Jay Kesslen
Title: General Counsel

HORIZON KINETICS ASSET MANAGEMENT LLC

By:	/s/Jay Kesslen

Name: Jay Kesslen
Title: General Counsel

MURRAY STAHL

/s/Murray Stahl